News Release

Number 14, 2003

RESIN AND THE ALBERTA RESEARCH COUNCIL CONTINUE TO ENHANCE COMMERCIALIZATION OF RESIN TECHNOLOGY

Symbol:

RS – TSX Venture

Edmonton, Alberta, August 13, 2003: Resin Systems Inc. ("RSI"), a chemical technology company, today announced that it has received the second of four installments of $125,000 of research and development services from the Alberta Research Council ("ARC") pursuant to the collaborative research and development agreement dated April 1, 2002 with the ARC to optimize the commercialization of RSI's Version G Resin System. In consideration for such services, RSI will issue the ARC 129,347 common shares of RSI, subject to regulatory approval.

For more information please contact:

Greg Pendura President and Chief Executive Officer Resin Systems Inc. Ph: (780) 482-1953 Fax: (780) 452-8755 Email: greg@resinsystemsinc.com www.resinsystemsinc.com	Grant Howard The Howard Group Inc. Ph: (403) 221-0915 Fax: (403) 237-8387 howardg@howardgroupinc.com www.howardgroupinc.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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